Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. reports first quarter results, declares dividend
Sioux City, Iowa (April 21, 2009)—Terra Industries Inc. (NYSE: TRA) announced today income available to common stockholders for the 2009 first quarter of $30.0 million ($0.30 per diluted share), down from $100.2 million ($0.97 per diluted share) for the same period in 2008.
Terra also declared a dividend of $.10 per common share, payable June 9, 2009, to holders of record as of May 20, 2009.
Analysis of first quarter results
Revenues for the 2009 first quarter totaled $419.8 million, compared to $574.7 million for the 2008 first quarter. This $154.9 million decrease in revenues from the 2008 to the 2009 first quarter was due primarily to lower ammonia selling prices and urea ammonium nitrate (UAN) and ammonium nitrate (AN) sales volumes. Ammonia selling prices decreased by 27 percent compared to the same period last year, while UAN and AN selling prices remained substantially the same. The decrease in ammonia selling prices was due primarily to soft global industrial demand related to the economic downturn. UAN and AN sales volumes decreased by 32 and 30 percent, respectively, from the 2008 first quarter, as customers continued to work off higher priced inventory in late 2008. Terra’s ammonia sales volumes for the 2009 first quarter increased by 5 percent over the 2008 period. Declines in industrial ammonia sales volumes were more than offset by a healthy start to the 2009 pre-plant ammonia application season as growers sought to make up for ammonia not applied in the fall of 2008, and strong sales by Terra Environmental Technologies (TET) into environmental ammonia markets.
The first quarter operating costs reflect the curtailment of ammonia production at the Donaldsonville and Woodward plants for much of the quarter. In addition, the Yazoo City plant performed a turnaround in February that is reflected in operating costs. The cost of these activities was an estimated $12.3 million on a pretax basis ($8.6 million after tax), or $0.09 per diluted share.
Terra’s GrowHow UK joint venture curtailed ammonia production at its Billingham and Ince locations for much of the first quarter. Sales volumes were down by approximately 60 percent in the first quarter of 2009 due to lower demand.
SUMMARY
$1.0 billion of cash and deposits
Q1/09 vs. Q1/08:
•	Ammonia and UAN sales volumes up 5% and down 32% respectively.

•	Ammonia, UAN and AN selling prices down 27%, 1% and 3%.

•	Revenues down $154.9 million, or 27%.

•	Tax rate: 30% vs. 37%.
Outlook:
•	Positive agricultural outlook should result in ongoing strong demand for refill programs in the 2009 second half.

•	Continued weak industrial natural gas demand may result in continued soft pricing for this important feedstock.

Selling, general and administrative expenses included costs related to the CF Industries Holdings, Inc. unsolicited share exchange offer of approximately $1.7 million on a pretax basis ($1.2 million after tax), or $0.01 per diluted share. Additionally, Terra’s long-term compensation plan for key management members includes phantom share awards, which requires accounting for the effect on changes in Terra’s stock price in the current period. Terra recognized approximately $4.6 million on a pretax basis as phantom share expense in the current quarter, compared to a pretax credit of $1.7 million in the first quarter of 2008, a pretax change of $6.3 million ($4.4 million after tax), or $0.04 per diluted share.
Forward natural gas position
Terra’s forward purchase contracts at March 31, 2009, fixed prices for about 25 percent of its next 12 months’ natural gas needs at about $30.8 million above the published forward market prices at that date. These forward positions hedge production costs primarily associated with product that Terra has sold and plans to ship in the 2009 second and third quarters.
Cash balances, customer prepayments and share buybacks
Cash balances totaled $1.0 billion and customer prepayments totaled $176.5 million at March 31, 2009. Terra expects to ship products under customer prepay agreements during the 2009 second and third quarters.
Terra’s 2009 first quarter cash flow benefited from the receipt of balancing consideration and other payments of $5.2 million from its GrowHow UK joint venture and distributions of $8.2 million from its North American joint ventures.
During the 2009 first quarter, Terra purchased no common shares under its share buyback program, which extends through June 30, 2010. Approximately 7.4 million shares remained available for repurchase under the program at March 31, 2009.
CEO’s remarks
“Terra’s first quarter results were consistent with the overall environment, which was characterized by slow demand for nitrogen products globally and a late start in many U.S. areas to the spring application season,” said Terra President and CEO Michael Bennett. “Natural gas prices have come down considerably, and although this decrease isn’t fully reflected in Terra’s first quarter results due to timing issues, if sustained it should benefit Terra in coming months.
“We saw positive signals in the overall market as the quarter progressed and international nitrogen prices began to rebound,” Bennett continued. “For example, U.S. Gulf ammonia prices, adversely affected in the 2008 fourth quarter and early 2009 first quarter by lackluster global industrial demand, climbed from a low of $120 to the current level of around $285 per ton as the market found equilibrium due to global capacity shutdowns.
“We were pleased with Terra’s continued successful execution of our strategic initiatives to increase our offerings of higher value products, driven by evolving needs in agriculture and industry,” Bennett concluded. “We broke ground in the first quarter on construction of a UAN upgrading plant at our Woodward, Okla. facility, and that project is on track for completion next year. Terra Environmental Technologies continued to exhibit strong sales growth and is making steady progress in the development of diesel exhaust fluid markets, as evidenced by our first quarter announcement of a packaging and distribution agreement for TerraCair Ultrapure® DEF, and by continuing progress on agreements with other prospective partners.”

Outlook
Compared to the first quarter, we expect much stronger earnings in the second quarter, driven by improved sales volumes and lower feedstock costs. USDA’s prospective planting report indicates US growers plan to plant 85 million acres of corn. To date, this planting season’s nitrogen applications have run behind schedule in part due to early wet field conditions in much of the Midwest. We believe UAN will again be a premium-value product for growers this spring due to the application flexibility it provides. We expect the balance of the second quarter will be extremely busy as those applications are completed. Our second quarter manufactured nitrogen fertilizer volumes should be similar to those of last year’s second quarter. Industrial ammonia volumes will likely lag behind last year’s levels. In the aggregate, second quarter 2009 product prices should be commensurate with those of the first quarter 2009. The second quarter will benefit from lower gas costs as a substantial portion of derivative positions carried from 2008 settled in the first quarter of 2009.
Looking forward to the second half of 2009, the fundamental drivers of our business should remain positive. The prospect of reduced global grain production in this crop year leads us to anticipate improved demand for nitrogen fertilizer products for the balance of the year. We anticipate second half fertilizer product volumes will approximate an average of the two preceding years. When the global economy begins to recover, industrial demand for nitrogen should recover as well. The domestic natural gas market is projected by most observers to remain soft through the balance of the year due to ample supplies and continued weak industrial demand for gas. As a result, we expect our feedstock costs to remain very attractive through the balance of the year.
Conference call details
Terra management will conduct a conference call to discuss these first quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s Web site at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Forward-looking statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	matters discussed in this communication under the heading “Outlook”;

•	changes in financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation, and

•	changes in agricultural regulations.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended
	March 31,
(in thousands except per-share amounts)	2009	2008
Revenues
Product revenues	$418,362	$573,202
Other income	1,391	1,502

Total revenues	419,753	574,704

Costs and expenses
Cost of sales	342,957	406,989
Selling, general & administrative expense	20,268	12,704
Equity earnings of North American affiliates	(3,252)	(13,290)

Total costs and expenses	359,973	406,403

Income from operations	59,780	168,301

Interest income	1,810	8,408
Interest expense	(6,728)	(7,058)

Income before income taxes and noncontrolling interest	54,862	169,651

Income tax provision	(12,585)	(59,504)
Equity earnings (loss) of GrowHow UK Limited	(4,374)	9,284

Income from continuing operations	37,903	119,431

Income from discontinued operations, net of tax	—	152

Net income before noncontrolling interest	37,903	119,583
Less: Net income attributable to noncontrolling interest	(7,908)	(18,126)

Net income	29,995	101,457
Less: Net income attributable to preferred share dividends	(17)	(1,275)

Income available to common stockholders	$29,978	$100,182

Earnings per common share—basic:
Income from continuing operations	$0.30	$1.11
Income from discontinued operations	—	—

Earnings per share	$0.30	$1.11

Earnings per common share—diluted:
Income from continuing operations	$0.30	$0.97
Income from discontinued operations	—	—

Earnings per share	$0.30	$0.97

Weighted average shares outstanding:
Basic	99,040	90,165
Diluted	99,760	104,429
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	March 31,
	2009	2008
Assets
Cash and cash equivalents	$1,020,020	$817,197
Accounts receivable, net	119,280	159,418
Inventories	160,339	210,237
Other current assets	39,250	44,771
Current assets of discontinued operations	—	45,593

Total current assets	1,338,889	1,277,216

Property, plant and equipment, net	406,844	379,746
Equity method investments	253,624	330,678
Deferred plant turnaround costs—net	27,053	34,753
Other assets	24,598	29,528

Total assets	$2,051,008	$2,051,921

Liabilities and Stockholders’ Equity
Accounts payable	$98,556	$160,661
Customer prepayments	176,544	282,397
Derivative hedge liabilities	27,274	902
Accrued and other current liabilities	65,240	67,577
Current liabilities of discontinued operations	—	16,764

Total current liabilities	376,614	528,301

Long-term debt	330,000	330,000
Deferred taxes	74,618	137,837
Pension liabilities	9,322	9,594
Other liabilities	78,452	80,172

Total liabilities	860,006	1,085,904

Series A preferred shares	1,544	115,800
Stockholders’ equity	1,087,399	742,888
Noncontrolling interest	102,059	107,329

Total liabilities and equity	$2,051,008	$2,051,921

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2009	2008
Operating Activities
Net income	$29,995	$101,457
Income from discontinued operations	—	152

Income from continuing operations	29,995	101,305
Non-cash charges and credits:
Depreciation of property, plant and equipment and amortization of deferred plant turnaround costs	20,145	19,853
Loss on sale of property, plant and equipment	235	477
Deferred income taxes	(2,359)	37,901
Noncontrolling interest in earnings	7,908	18,126
Distributions in excess of (less than) equity earnings	475	(332)
Equity (earnings) loss GrowHow UK Ltd.	4,374	(9,284)
Non-cash (gain) loss on derivatives	621	(661)
Share-based compensation	7,170	1,264
Amortization of intangible and other assets	2,340	1,938

Change in operating assets and liabilities:
Accounts receivable	10,640	10,890
Inventories	35,907	(85,084)
Accounts payable and customer prepayments	64,112	32,805
Other assets and liabilities, net	(96,441)	(30,661)

Net cash flows from operating activities— continuing operations	85,122	98,537
Net cash flows from operating activities— discontinued operations	—	11,037

Net cash flows from operating activities	85,122	109,574

Investing Activities
Capital expenditures and plant turnaround expenditures	(28,632)	(7,099)
Proceeds from sale of property, plant and equipment	—	1,614
Distributions received from unconsolidated affiliates	4,473	6,927
Contribution settlement received from GrowHow UK Limited	—	27,890
Balancing consideration and other payments received from GrowHow UK Limited	5,230	—

Net cash flow from investing activities	(18,929)	29,332

Financing Activities
Preferred share dividends paid	(17)	(1,275)
Common stock issuances and vestings	(5,270)	(5,873)
Excess tax benefits from equity compensation plans	3,921	7,695
Distributions to noncontrolling interests	(13,704)	(20,526)

Net cash flows from financing activities	(15,070)	(19,979)

Effect of exchange rate changes on cash	2,197	32

Increase to cash and cash equivalents	53,320	118,959
Cash and cash equivalents at beginning of period	966,700	698,238

Cash and cash equivalents at end of period	$1,020,020	$817,197

Terra Industries Inc.
Summarized Information
(volumes in thousands)
North America Volumes and Prices
Note: All UAN data for 2009 and 2008 are expressed on a 32% nitrogen basis.

	Three Months Ended March 31,
	2009		2008
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	381	$336	364	$462
UAN (tons)	625	282	917	285
Urea (tons) [2]	77	322	59	425
Ammonium nitrate (tons) [3]	168	267	240	274

Natural gas cost[4]	$7.37		$7.57

[1]	After deducting outbound freight costs.

[2]	Urea sales volumes and prices include granular urea and urea solutions data. Previous financial reports did not include urea solutions data.

[3]	AN sales volumes and prices include ag grade AN, industrial grade AN (IGAN) and ammonium nitrate solution (ANS). Previous financial reports did not include ANS data.

[4]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to North American natural gas purchases. Net cost of derivatives for the 2009 and 2008 first quarter were $72.9 million and $7.5 million, respectively. Excluding the 2009 hedge costs, natural gas cost was $4.13 per MMBtu in the first quarter.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.